For the annual period ended

(a) 10/31/96 File number (c)

811-4864

SUB-ITEM 77 0 EXHIBITS

           Transactions Effected Pursuant
to Rule 10f-3 1.          Name of Issuer
       Convertible Preferred Bond

2.   Date of Purchase
       06/6/95

3.   Number of Securities
Purchased
       55,700

4.   Dollar Amount of Purchase
       $2,785,000

5.   Price Per Unit
       $50

6.   Name(s) of Underwriter(s)
or Dealer(s)
     From whom Purchased
       Morgan Stanley

7.   Other Members of the
Underwriting Syndicate
       Bear, Stearns & Co. Inc.
       CS First Boston Corporation
       Dean Witter Reynolds Inc.
       Donaldson, Lufkin, & Jenrette Securities
       Corporation First of Michigan
       Corporation
       Goldman, Sachs & Co.
       Gruntal & Co., Incorporated Lehman
       Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated J.P. Morgan Securities Inc.
   PaineWebber Incorporated
       Prudential Securities
       Incorporated Salomon
       Brothers Inc.
       Roney & Co.
       Chase Securities, Inc.
       CIBC Wood Gundy
       Securities Corp. Sanford
       C. Berstein & Co., Inc.
       Morgan Stanley & Co.
       Incorporated Utendahl
       Capital Partners, L.P.
       Wheat, First Securities,
       Inc.

International Underwriters

  Merrill Lynch International
            Limited
     Credit Lyonnais Euro
 Robert Fleming & Co.  Limited
     Salomon Brothers
     International Limited
     Morgan Stanley & Co.
     International Ltd CS First
     Boston Ltd
Lehman Brothers International (Europe)
BVA
Kleinwort Benson Ltd
Morgan Grenfell & Co Ltd
Sunitomo Finance International
Swiss Bank Corp.